Exhibit 99.2

Contact:	Contact:
Angie Richards	Connie Waks
FHLB Des Moines	FHLB Seattle
515.281.1014	206.340.2305
arichards@fhlbdm.com	cwaks@fhlbsea.com

Federal Housing Finance Agency Approves FHLB Des Moines and FHLB Seattle Merger Application

Des Moines and Seattle (December 22, 2014) – The Federal Home Loan Bank of Des Moines (“FHLB Des Moines”) and the Federal Home Loan Bank of Seattle (“FHLB Seattle”) announced today that the Federal Housing Finance Agency (FHFA) has approved their merger application submitted on October 31, 2014, subject to satisfaction of specific closing conditions set forth in the FHFA approval letter, including the receipt of approvals by members of both Banks. Details are included in the Banks’ related Form 8-K filings with the Securities and Exchange Commission.

“This is a critical milestone in the merger approval process,” said FHLB Des Moines President and CEO Dick Swanson. “We appreciate the care and attention the FHFA has shown, not only in its review of our merger application, but throughout this entire process. The FHFA’s support of this potential merger underscores the long-term value and benefit that would be derived from a combined Bank meeting the funding needs of nearly 1,500 financial institutions serving 13 states and the U.S. Pacific territories.”

The voluntary merger of two Federal Home Loan Banks (FHLBank) requires the submission of a merger application to the FHFA for review and approval. The merger application addresses all material aspects of the merger. Approval of the application by the FHFA triggers the next step in the merger process, which is ratification of the merger agreement by the members of the Des Moines and Seattle cooperatives. Members of both the Des Moines and Seattle Banks must separately ratify the merger agreement by majority vote in the manner prescribed by the FHFA merger rules.

The voting process for both Banks is anticipated to begin in mid-January and conclude in late February. Members of each Bank, as of September 30, 2014, will be eligible to vote. In early January, all eligible voting members will receive disclosure materials with detailed information about the potential merger. Additionally, both the Des Moines and Seattle Banks will hold member meetings in their respective districts during the voting period to respond to member questions regarding the merger.

“The disclosure materials are designed to provide the members of both Banks with a comprehensive view of the combined cooperative,” commented FHLB Seattle President and CEO Mike Wilson. “We are confident they will appreciate the careful consideration that has been given to the proposed merger and recognize that the decisions their boards have made will result in a cooperative that is stronger than either the Seattle or Des Moines Bank on an individual basis.”

The boards of directors of both Banks have unanimously approved the proposed merger. The combined Bank would be headquartered in Des Moines and maintain a regional office in Seattle. Dick Swanson and Mike Wilson would serve as chief executive officer and president, respectively. The members of the combined cooperative would have access to an enhanced suite of products and services and benefit from increased economies of scale and greater risk diversification. The combined institution would remain a member-owned and member-centric cooperative, deeply focused on helping its members better serve their customers and communities.

The two Banks are part of the FHLBank System. Created by Congress in 1932, the FHLBanks are a strong and reliable source of funds for local lenders to finance housing, community development, jobs and economic growth. There are 12 FHLBanks, each of which is a cooperative owned by member financial institutions. FHLBank membership includes more than 7,300 financial institutions, including commercial banks, credit unions, thrifts, insurance companies and community development financial institutions from every U.S. state and territory.

About FHLB Des Moines
Headquartered in Des Moines, FHLB Des Moines is a source of funding for 1,167 members in Iowa, Minnesota, Missouri, North Dakota and South Dakota. As of September 30, 2014, FHLB Des Moines had $98.4 billion in assets. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

About FHLB Seattle
FHLB Seattle is headquartered in Seattle and provides funding to 319 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. FHLB Seattle had $35.0 billion in assets as of September 30, 2014. For additional information about FHLB Seattle, please visit www.fhlbseattle.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to activities relating to and anticipated benefits of a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to the ability of the Banks to obtain member approvals relating to the merger may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued ability or desire of the parties to pursue a merger; the ability of the parties to obtain the required approvals relating to the merger (including from the Banks’ members) and to complete the merger; the ability of the parties to complete a transaction pursuant to the terms of the merger agreement; the ability to realize the expected benefits and efficiencies of a merger; potential costs, liabilities and delays; the outcome of any legal proceedings related to the pending merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the reaction of the members of the banks to the pending merger; general economic and financial market conditions; and other internal and external factors that may affect the ability to complete or the reasons for the merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this announcement.

Members of both Banks will be provided with a Disclosure Statement and other materials in connection with the anticipated member ratification of the merger agreement. Members of both Banks are urged to read the Disclosure Statement carefully when it becomes available.